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                                                                       Exhibit P

                             SUBSCRIPTION AGREEMENT

       Subscription Agreement, dated as of July 16, 2002, between Real Estate Income Fund Inc., a corporation organized under the laws of Maryland (the "Fund") and Salomon Brothers Holding Company Inc. (the "Purchaser").

       WHEREAS, the Fund is an investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"); and

       WHEREAS, the Fund proposes to issue and sell shares of its common stock, par value $.001 per share (the "Common Stock"), to the public pursuant to a Registration Statement on Form N-2 (the "Registration Statement") filed with the Securities and Exchange Commission; and

       WHEREAS, Section 14(a) of the 1940 Act requires each registered investment company to have a net worth of at least $100,000 before making a public offering of its securities.

       NOW, THEREFORE, the Fund and the Purchaser agree as follows:

       1. The Fund offers to sell to the Purchaser, and the Purchaser agrees to purchase from the Fund, 6995.453 shares of Common Stock, at a price of $14.295 per share (the "Shares") on a date, to be specified by the Fund, prior to the effective date of the Registration Statement.

       2. The Purchaser represents and warrants to the Fund that it is acquiring the Shares for investment purposes only and that the Shares will be sold only pursuant to a registration statement under the Securities Act of 1933, as amended, or an applicable exemption from the registration requirements contained therein.

       3. The Purchaser's right under this Subscription Agreement to purchase the Shares is not assignable.

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       IN WITNESS WHEREOF, the Fund and the Purchaser have caused their duly authorized officers to execute this Subscription Agreement as of the date first above written.

                                           REAL ESTATE INCOME FUND INC.


                                           By:   /s/ Christina T. Sydor
                                                 ----------------------
                                                 Name:  Christina T. Sydor
                                                 Title: Secretary

                                           SALOMON BROTHERS HOLDING COMPANY INC.

                                           By:   /s/ Andrew W. Alter
                                                 -------------------
                                                 Name:  Andrew W. Alter
                                                 Title: Assistant Secretary